Joint Filer Information Name: Fair Enterprise Limited

Address:	1 Seaton Place St. Helier Jersey Channel Islands JE4 8YJ

Designated Filer: Frank Stronach Issuer & Ticker Symbol: Magna Entertainment Corp. (MECA) Date of Event Requiring Statement: July 12, 2004 Designated Signatory: Frank Stronach